Exhibit 10(d)

FORM OF SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Separation Agreement”) is made and entered into by and between Arrow Electronics, Inc., a New York Corporation with its principal office at_________________________ (“Arrow” and, together with its subsidiaries and affiliates, the “Company”), and ___________ (the “Executive”), residing at _________________________.

WHEREAS, the parties are subject to a certain document entitled “Arrow Electronics, Inc. Executive Severance Policy” with an effective date for the Executive of ___________ (the “Severance Policy”);

WHEREAS, the parties have determined by mutual agreement that the employment of the Executive with the Company shall terminate effective ____________ (the “Termination Date”);

WHEREAS, the parties agree that the Executive’s termination will be treated as a Termination without Cause for purposes of the Severance Policy;

WHEREAS, the parties have decided to resolve any and all disputes which may presently exist or which may later arise out of the circumstances surrounding the Executive’s employment with or termination from the Company;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, the parties agree as follows:

1.Termination of Employment. The Executive’s employment with the Company shall cease effective as of the Termination Date.
2.Resignation from Office. Effective as of ____________, the Executive shall resign from all of the Executive’s positions with the Company and any positions to which the Company appointed the Executive. The Executive further agrees to execute upon request any additional documents necessary or desired by the Company to effectuate the provision of this Paragraph 2.
3.Severance Period. The parties agree that commencing ____________, and ending on the earlier of (a) ____________, or (b) the day the Executive fails to observe the Executive’s obligations under Paragraphs 12 through 18 of this Separation Agreement (such shorter period, the “Severance Period” and, the last day of such Severance Period, the “Severance End Date”), pursuant to the Severance Policy, the Executive will receive the severance benefits described in Paragraph 5 of this Separation Agreement.
4.Change in Control. The “Executive Change in Control Retention Agreement” dated ____________, between the Executive and the Company shall terminate as of the Termination Date, with no party having any further obligation or liability thereunder whatsoever.
5.Consideration. In consideration for signing this Separation Agreement and compliance with the promises made herein, subject to Paragraph 9 and Paragraphs 12 through 18 of this Separation Agreement, and provided the Executive executes and does not revoke this Separation Agreement, the Company agrees to provide the following:
a.Salary Continuation Payments. The Company will pay the Executive salary continuation through the Severance Period at an annual rate equal to ____________, the Executive’s current annualized base salary. Salary continuation under this Paragraph 5a shall be paid in equal monthly installments in accordance with the Company’s customary payroll practices (the “Salary Continuation Payments”), except that any monthly installment of the Salary Continuation Payments otherwise ordinarily payable prior to the sixtieth (60th) day following the Termination Date shall instead be paid on the sixtieth (60th) day following the Termination Date (subject to Paragraphs 9 and 14 of this Separation Agreement).

b.Annual Bonus Payments.
(i)Prior Year Bonus. In the event the Executive’s Termination Date is after December 31 but before the date the prior year’s Annual Bonus is paid, the Company will pay the Executive a payment equal to the “Annual Bonus” (as defined under the Severance Policy), if any, that the Executive would have earned for the prior calendar year, based on achievement of the applicable performance goals, as uniformly applied to other executives who remain employed by the Company. This amount shall be paid in one lump-sum payment on the date that Annual Bonuses are normally paid in the year in which the Termination Date occurs but in no event later than March 15 of the year in which the Termination Date occurs (subject to Paragraph 9 of this Separation Agreement).
(ii)Pro-Rata Bonus. The Company will pay the Executive a payment equal to the product of (A) the “Annual Bonus” (as defined under the Severance Policy), if any, that the Executive would have earned for the calendar year in which the Termination Date occurs, based on achievement of the applicable performance goals for such calendar year, as uniformly applied to other executives who remain employed by the Company and (B) a fraction, the numerator of which is the number of days the Company employed the Executive during the calendar year of termination, and the denominator of which is the number of days in such calendar year (the “Pro-Rata Bonus”). This amount shall be paid in one lump-sum payment on the date that Annual Bonuses are normally paid in the year following the applicable performance year but in no event later than March 15 of the year following the year in which the Termination Date occurs (subject to Paragraph 9 of this Separation Agreement).
(iii)Bonus for Severance Period. The Company will pay the Executive the Annual Bonus, if any, that the Executive would have earned during the Severance Period (including, without limitation, pro rata portions for partial years during the Severance Period), based on the Company’s achievement of the applicable performance goals for each such calendar year, as uniformly applied to other executives who remain employed by the Company, but adjusted to assume 0% achievement on “MBO/market share” performance measures (or comparable substitute measures) (the “Severance Period Bonus”). This amount shall be paid in one lump-sum payment on the date that Annual Bonuses are normally paid in the year following the applicable performance year but in no event later than March 15 of the year following the year to which the applicable Annual Bonus relates (subject to Paragraph 9 of this Separation Agreement).
c.Continued Vesting of Awards. Pursuant to the applicable award agreements, any unvested equity awards held by the Executive immediately prior to the Termination Date under the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan, including, without limitation, restricted stock units and performance stock units, will continue to vest in accordance with their respective vesting schedules until the Severance End Date and based, if applicable, on the Company’s achievement of the relevant performance goals for the relevant period, as uniformly applied to others who remain employed by the Company and hold Company equity awards. Any vested Company restricted stock units and performance stock units will be settled in accordance with their terms. Notwithstanding the foregoing, the Executive acknowledges and agrees that all performance stock unit grants listed on Schedule A are scheduled to vest after the Severance End Date and, therefore, shall not vest in accordance with their terms and shall be forfeited without additional consideration per the following sentence. Company equity awards not vested as of the Severance End Date shall be forfeited without additional consideration. For the avoidance of doubt, Schedule A, attached hereto, shows all Company equity awards that would vest through the Severance End Date, subject to the promises that the Executive made herein. The Executive should refer to the Executive’s Fidelity account for the actual amounts. If there are any conflicts between the information in the Executive’s Fidelity account and the information contained in Schedule A, the information in the Executive’s Fidelity account shall prevail. No new Company equity awards will be granted to the Executive after the Termination Date.

d.Health Benefit Payment. The Executive will remain covered by the Company’s medical, vision, and dental plans under the same terms and conditions as an active employee through the Termination Date. As of the Termination Date, such coverage will terminate and, pursuant to Section 3.4 of the Severance Policy, the Company will pay to the Executive, in one lump-sum payment, the equivalent cash value for the coverage that the Executive and the Executive’s eligible dependents would have received (less the employee portion of the premiums for such benefits) under the Company’s health care plan based on the level of coverage as of the Termination Date during the Severance Period, (the “Health Benefit Payment”). Such payment shall be made within sixty (60) days after the Termination Date (subject to Paragraph 9 of this Separation Agreement).
e.COBRA. Subject to applicable law, the Executive shall be eligible for continuation of coverage for the Executive and the Executive’s eligible dependents under the Company’s health care plan COBRA continuation of coverage provisions, at the Executive’s sole expense under applicable COBRA rates, beginning upon the Termination Date.
f.Outplacement Services. The Company will reimburse the Executive for the cost of outplacement services during the Severance Period up to $50,000 upon receipt of proof that the Executive has incurred such expenses during the Severance Period (subject to Paragraph 9 of this Separation Agreement).
6.Subject to Clawback. As a “Covered Person” under the Dodd-Frank Compensation Clawback Policy as adopted September 13, 2023, and effective as of October 2, 2023 (the “Clawback Policy”), the Executive is subject to the Clawback Policy and Section 22.1 of the 2004 Omnibus Incentive Plan (the “Omnibus Plan”).
7.Accrued Rights. Within fifteen (15) days following the Termination Date, or sooner as required by state or local laws, the Company will pay or provide the Executive with (i) any accrued but unpaid base salary through the Termination Date, (ii) any unreimbursed business expenses incurred prior to the Termination Date that are reimbursable under the Company’s business expense policy, and (iii) all accrued rights and benefits under the employee benefit plans of the Company in which the Executive is participating as of the Termination Date pursuant to the terms of such plans (collectively, the “Accrued Rights”).
8.No Additional Rights. Except as otherwise expressly provided in this Separation Agreement, the Executive’s participation under any benefit plan, program, policy, or arrangement, either sponsored or maintained by the Company, shall cease and be terminated on the Termination Date. Without limiting the generality of the foregoing, the Executive’s eligibility for, and active participation in, the Arrow Electronics Savings Plan and the Arrow Supplemental Executive Retirement Plan will end as of the Termination Date, and the Executive will earn no vesting service and no additional benefits under those plans after that date. The Executive shall be treated as a terminated employee for purposes of all such benefit plans and programs effective as of the Termination Date and shall receive all payments and benefits due under such plans and programs in accordance with the terms and conditions thereof.

9. 409A Compliance. Notwithstanding any other provision of this Separation Agreement, because the Executive is a “specified employee” of the Company (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, (“Code Section 409A”)) as of the Termination Date, any payments described in this Separation Agreement to which the Executive may become entitled under this Separation Agreement that are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld and instead paid (without interest) in a lump-sum on the date that is six (6) months and one (1) day following the Termination Date. Any other payments and benefits due under this Separation Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent applicable, it is intended that this Separation Agreement comply with or be exempt from the provisions of Code Section 409A, and this Separation Agreement shall be construed and administered in a manner consistent with this intent. The preceding shall not be construed as a guarantee or representation of any particular tax effect for the Executive’s compensation and benefits, and the Company does not guarantee or represent that any compensation or benefits provided under this Separation Agreement will satisfy or be exempt from the provisions of Code Section 409A. To the extent that any payment or benefit under this Separation Agreement constitutes non-qualified deferred compensation subject to Code Section 409A and is payable to the Executive by reason of the Executive’s termination of employment, then such payment or benefit shall be made or provided to the Executive only upon the Executive’s “separation from service” as defined in Code Section 409A. Each payment under this Separation Agreement will be considered a “separate payment” under and for purposes of Code Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Separation Agreement, which constitutes non-qualified deferred compensation within the meaning of Code Section 409A. With respect to any expenses eligible for reimbursement under this Separation Agreement, such expenses will be reimbursed by the Company no later than December 31 of the year following the year in which the Executive incurs the related expenses. In no event shall any reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. To the extent required under Code Section 409A, in no event shall the timing of the Executive’s execution of a release of claims, directly or indirectly, result in the Executive designating the calendar year of payment, and if payment of deferred compensation subject to Code Section 409A pursuant to this Separation Agreement that is subject to execution of the release of claims could be made in more than one taxable year, based on timing of the execution of the release, payment shall be made in the later taxable year. In no event shall the Company be liable for any additional tax, interest, or penalties that may be imposed on the Executive under Code Section 409A or any damages, expenses, fees, or other liabilities for failing to comply with Code Section 409A. The Company and the Executive will cooperate in taking such actions as the parties may reasonably agree upon to assure that this Separation Agreement will meet the requirements of Code Section 409A.
10.Offset. The Company shall have the right to offset any and all payments of compensation, benefits, and any other amounts payable by the Company hereunder, including but not limited to the Salary Continuation Payments, the Pro-Rata Bonus, the Severance Period Bonus, and the Health Benefit Payment, against any amounts owed by the Executive to the Company; provided, however, that the vesting periods of any Company equity awards held by the Executive shall not be affected by this paragraph and shall continue as provided in Paragraph 5c, and provided further that any such offset is made in compliance with Code Section 409A. This paragraph does not limit the Executive’s liability to repay the Company, nor does it limit the Company’s right to pursue other necessary legal remedies against the Executive to collect fully any amounts due the Company.
11.Tax Withholdings.All payments of compensation, benefits, and any other amounts payable or benefits provided by the Company hereunder, including but not limited to the vesting of Company equity awards, the Salary Continuation Payments, the Pro-Rata Bonus, the Severance Period Bonus, and the Health Benefit Payment, shall be subject to all legally required and customary withholding. The Company shall be authorized to make all such withholdings to the extent it determines necessary under applicable law. The Executive acknowledges and agrees that the benefits made available pursuant to this Separation Agreement (including, without limitation, those made available pursuant to Paragraphs 5d and f) may constitute taxable income to the Executive (and that income in respect of such benefits will be imputed to the Executive to that extent).

12.Cooperation. The Executive and the Company agree to reasonably cooperate with each other as part of either party’s response to any inquiry, investigation, audit, charge, demand, or litigation against the Executive or the Company arising out of any act or omission or alleged act or omission by the Executive or the Company during the Executive’s employment with the Company, at the Company’s expense and reasonable request.
13.Non-disparagement. Except as set forth in Paragraph 19, the Executive agrees that since the Termination Date and for twelve (12) months thereafter, the Executive will not maliciously disparage or defame any person who was an employee of the Company at any time during the last twelve (12) months of the Executive’s employment with the Company. Such obligation not to disparage includes comments on social media (such as Glassdoor, Facebook, LinkedIn, etc.), employee references, or other methods of communication. If the Company disparages the Executive to a third party, it will not seek to enforce this paragraph or seek damages against the Executive for violating this paragraph; however, all other terms of the Separation Agreement will remain enforceable. The Executive acknowledges that the Company relies upon this representation in agreeing to enter into this Separation Agreement. The Company, for its part, agrees that Executive Committee members, speaking as representatives of the Company, have not and will not make any adverse, defamatory, discrediting, or negative remarks about the Executive.

These provisions do not prevent the Executive from enforcing the Executive’s Section 7 rights under the National Labor Relations Act (“NLRA”).

14.Affirmative Duty to Mitigate. During the Severance Period, the Executive shall have an affirmative obligation to seek substitute employment that is reasonably comparable to the Executive’s position with the Company in order to mitigate the severance payments and benefits in Paragraph 5. The Executive shall not be obligated to mitigate payments or benefits by accepting a new position that is not comparable to the Executive’s employment with the Company. Any amounts payable or benefits provided by any such substitute employment shall offset the amounts and benefits in Paragraph 5 in a manner that does not violate Code Section 409A; provided, however, that the vesting periods of any Company equity-based awards held by the Executive shall not be affected by this paragraph and shall continue as provided in Paragraphs 5c. In the event of a breach of this paragraph by the Executive, the payments and benefits in Paragraph 5 shall cease. The Executive shall have an affirmative obligation to inform the Company of the Executive’s acceptance of any substitute employment during the Severance Period and shall respond to reasonable inquiries from the Company with respect to compliance with this paragraph.
15.Confidential Agreement. If asked, the Executive may state that the Executive and the Company have agreed to keep the circumstances of employment and separation, as well as the terms of the Executive’s separation and this Separation Agreement, confidential. The parties agree that, as a condition of this Separation Agreement, neither party will disclose or in any other manner communicate the terms and provisions of this Separation Agreement to or with any other person, either orally or in writing. The rights and obligations contained in this Paragraph 15: (a) also apply to the Company and (b) do not restrain the Executive from disclosing the underlying facts of any alleged discriminatory or unfair employment practice, including: (i) disclosure of the existence and terms of this Separation Agreement to the Executive’s immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer; (ii) disclosure to any local, state, or federal government agency for any reason, including disclosing the existence and terms of a settlement agreement without first notifying the Company; (iii) disclosure in response to legal process, such as a subpoena to testify at deposition or in a court, including disclosing the existence and terms of a settlement agreement, without first notifying the Company; (iv) disclosure for all other purposes as required by law; or (v) disclosure to third parties, such as insurers or auditors, as reasonably necessary for the Company’s business operations. The disclosure of the underlying facts of any alleged discriminatory or unfair employment practice does not constitute disparagement for purposes of this Separation Agreement. The Executive also acknowledges and agrees that legal counsel, financial advisors, tax preparers, and other authorized individuals, as identified above, must be informed by the Executive of, and agree to be bound by, the confidentiality provisions of this Separation Agreement.

16.Release. Notwithstanding anything to the contrary in this Separation Agreement, and subject to Paragraph 9, the Company shall not be obligated to make any payments or provide any benefits to the Executive under or in connection with this Separation Agreement until (i) the Executive shall have executed and delivered to the Company the release of claims in the form attached hereto as Exhibit A; and (ii) such release of claims has become effective and irrevocable by the Executive, under all applicable law and their terms, to release any and all possible claims arising up to and including the Termination Date.
17.No Inferences of Wrongdoing. The Executive acknowledges that the Company denies any wrongdoing and that no inference of wrongdoing should be made because the Company has offered the Executive this Separation Agreement. This Separation Agreement may not be used as evidence of liability in any administrative, court, arbitration, or other legal or quasi-legal proceeding.
18.Company Property. The Executive agrees to return to the Company all of its property in the Executive’s possession, specifically including, without limitation, all keys, passwords, security cards to Company buildings or property, all Company-owned equipment, all Company documents and papers, and all copies thereof, whether in hard copy or other form, including but not limited to any trade secrets or other confidential Company information. The Executive further agrees that the Executive will not delete or destroy any information that the Executive is obligated to preserve pursuant to any preservation request that the Executive has received.
19.Protected Rights/Communications with Government Agencies. Nothing contained in this Separation Agreement, including the confidentiality and non-disparagement provisions, limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Bureau of Industry and Security, the Office of Foreign Assets Control, the Public Company Accounting Oversight Board, or any other federal, state or local governmental agency or commission (a “Government Agency” or collectively, the “Government Agencies”), to the extent permitted or required by law. Further, this Separation Agreement does not limit the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that any Government Agency may conduct, including providing documents or other information, without notice to the Company. This Separation Agreement shall not be construed to limit the Executive’s rights under the NLRA, including, but not limited to, the right to engage in protected concerted activity, including discussing terms and conditions of employment with coworkers and attempting to improve terms and conditions of employment through channels outside the immediate employee-employer relationship, such as through the NLRB. Additionally, to the extent disclosure of specific information may be excepted from this provision by applicable state law, this Separation Agreement does not prevent the Executive from doing so. This Separation Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agencies. However, this Separation Agreement will constitute an absolute bar to the Executive’s recovery of damages or additional compensation arising out of or in connection with any such charge or complaint, with the sole exception of an award or reward associated with a whistleblower provision of federal law or regulation.
20.THE EXECUTIVE’S CERTIFICATIONS AND UNDERSTANDINGS:
a.The Executive certifies and agrees that the Executive read this Separation Agreement and that the Executive understands all of its provisions.
b.The Executive certifies that the Executive is receiving additional consideration under this Separation Agreement to which the Executive would not otherwise be entitled.
c.The Executive understands that the Executive has the right to consult with an attorney about this Separation Agreement, and the Executive certifies that the Company has urged and does urge the Executive to do so.

21.Notice. Notices and all other communications permitted or required to be given under this Separation Agreement shall be in writing and shall be deemed to have been given on the date of actual delivery or, if mailed by registered or certified mail, postage prepaid, on the date of the mailing, as follows:

If to the Company:

Attention: ________________

If to the Executive:

_____________________

_____________________

_____________________

or such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of a change of address shall be effective only upon receipt.

22.Entire Agreement. This Separation Agreement, including but not limited to the Schedules and Exhibits hereto, sets forth the entire agreement between the parties with respect to the subject matter hereof. This Separation Agreement supersedes any and all prior understandings and agreements between the parties (except to the extent that all or any portion of any such understandings and agreements specifically survive in accordance with the terms of this Separation Agreement), except that this Separation Agreement does not supersede any rights the Executive may have to indemnification pursuant to the Company’s Certificate of Incorporation, By-laws or directors’ and officers’ liability insurance policies. Neither party shall have any obligation toward the other except as set forth herein. Without limiting the generality of the foregoing, the Executive agrees that the execution of this Separation Agreement and the payments made or offered hereunder shall constitute satisfaction in full of the Company’s obligations to the Executive and all other arrangements between the Company and the Executive under which the Executive currently may be entitled to payments by the Company.

For the avoidance of doubt, the Executive Restrictive Covenants Agreement attached hereto as Exhibit B is separate from the subject matter of this Separation Agreement, and the parties intend for it to remain in effect. In the event of any conflict between this Separation Agreement and the Executive Restrictive Covenants Agreement, except as described in Paragraph 27 below, the parties intend for the Executive Restrictive Covenants Agreement to control.

23.Severability and Reformation. In the event that one or more provisions in this Separation Agreement are deemed invalid, illegal, or unenforceable, the court making such determination shall modify the provisions to effect the Parties’ original intent to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If any such provisions are deemed invalid, illegal, or unenforceable and cannot be reformed, those provisions shall be considered severable, and the remaining provisions will continue in full force and effect.
24.No Waiver. The failure of a party to insist upon strict adherence to any term of this Separation Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Separation Agreement.
25.Counterpart Agreements. This Separation Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.
26.Captions and Headings. The captions and headings are for the convenience of reference only and shall not be used to construe the terms or meaning of any provisions of this Separation Agreement.

27.General. Each party represents that the performance of all of the terms of this Separation Agreement will not result in a breach of, or constitute a conflict with, any other agreement or obligation of that party. The Executive and the Company agree that this Paragraph 27 supersedes and controls over any provision to the contrary concerning governing law, choice of forum, or dispute resolution contained in Exhibit B, including but not limited to paragraph 4(a) of Exhibit B, to this Separation Agreement. This Separation Agreement shall be construed and governed in all respects according to the laws of the State of Colorado without regard to principles of conflicts of laws. Any action for injunctive relief under the Restrictive Covenants Agreement attached as Exhibit B shall be settled exclusively by a state or federal court located in the State of Colorado. Any other dispute or controversy arising under or in connection with this Separation Agreement, Exhibit B hereto, or the Executive’s employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator in Denver, Colorado in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of the outcome, each party shall pay all of its own costs and expenses, including attorneys’ fees.

Please indicate the Executive’s agreement to the foregoing by signing, dating, and returning a copy of this Separation Agreement to the ________________, Arrow Electronics, Inc. The Company will sign and return a copy of the fully executed Separation Agreement to the Executive’s address, referenced above.

IN WITNESS WHEREOF, the parties have hereunto set their hands the day and date written below.

Agreed, acknowledged, and accepted:

EXECUTIVE

Date

ARROW ELECTRONICS, INC.

Date

EXHIBIT A

RELEASE OF CLAIMS

___________ (the “Executive”) hereby executes this Release of Claims (this “Release”) as of the date hereof, pursuant to the terms of the Separation and Release Agreement between the Executive and Arrow Electronics, Inc., a New York Corporation with its principal office at _________________, (“Arrow” and, together with its subsidiaries and affiliates, the “Company”), to which this Release is attached (the “Separation Agreement”). The Separation Agreement provides the Executive with certain significant benefits, subject to the Executive’s executing this Release (among other conditions set forth in the Separation Agreement). The Executive and the Company also have entered into a Restrictive Covenants Agreement (the “Restrictive Covenants Agreement”) pursuant to the terms of the Severance Policy.

1.Executive Severance Policy. The Executive has been terminated from employment with the Company under circumstances that entitle the Executive to certain rights and benefits under the Arrow Electronics, Inc. Executive Severance Policy (the “Severance Policy”), subject to the terms of this Release. The rights and benefits of the Executive under the Severance Policy are in consideration of and subject to the Executive’s execution, non-revocation, and compliance with the terms of this Release.
2.Release of Claims by the Executive.
a.With the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns (collectively, and together with the Executive, the “Executive Releasors”), the Executive hereby releases, remises, acquits and forever discharges the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), and their past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, and the successors, predecessors and assigns of each of the foregoing (collectively, and together with the members of the Company Affiliated Group, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, that arise out of, or relate in any way to, the Executive’s employment with the Company or the termination of such employment (collectively, “Released Claims”) and that the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including but not limited to any and all Released Claims:
(i)arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity (including, without limitation, as an employee, officer, or director), or the termination of such service in any such capacity,
(ii)for severance or vacation benefits, unpaid wages, salary, or incentive payments,
(iii)for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm, or other tort,
(iv)for any violation of applicable federal, state, local, or foreign labor and employment laws (including but not limited to all laws concerning unlawful and unfair labor and employment practices), and
(v)for employment discrimination under any applicable federal, state, local, or foreign statute, code, provision, order, or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Age Discrimination in Employment Act, as amended (“ADEA”), and any similar or analogous state or local statute, excepting only that no claim in respect of any of the following rights shall constitute a Released Claim:
(1)any right arising under, or preserved by, this Release;
(2)any claim related solely to the Executive’s status as an equityholder of the Company or any affiliate thereof;

(3)for the avoidance of doubt, any right to indemnification under (a) applicable law, (b) the by-laws or certificate of incorporation of any Company Released Party, (c) any other agreement between the Executive and a Company Released Party, or (d) as an insured under any directors’ and officers’ liability insurance policy now or previously in force; or
(4)for the avoidance of doubt, any claim for benefits under any health, disability, retirement, life insurance, or similar employee benefit plan of the Company Affiliated Group.
b.Nothing in this Release is intended to or does prevent the Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity, making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, or from cooperating in the investigation of any such possible violations of federal or state law to the extent required or compelled by law, legal process, or subpoena.
c.In the event any action, suit, claim, charge, or proceeding within the scope of this Paragraph 2 is brought by any Executive Releasor, government agency, putative class representative, or other third party to vindicate any alleged rights of the Executive, the Executive hereby waives any right to monetary relief arising from any such action, suit, claim, charge or proceeding, and if any monetary damages, inclusive of attorneys’ fees, are required to be paid to the Executive by the Company as a consequence of such action, suit, claim, charge, or proceeding, the Executive shall repay all such amounts to the Company within ten (10) calendar days of the Executive’s receipt thereof.
d.The amounts and other benefits set forth in the Separation Agreement, to which the Executive would not otherwise be entitled, are being paid to the Executive in return for the Executive’s execution and non-revocation of this Release and the Executive’s agreements and covenants contained in the Restrictive Covenants Agreement referenced in the Separation Agreement and attached as Exhibit B. The Executive acknowledges and agrees that the release of claims set forth in this Paragraph 2 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
e.The release of claims set forth in this Paragraph 2 applies to any relief in respect of any Released Claim of any kind, no matter how called, including wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses. The Executive specifically acknowledges that the Executive’s acceptance of the terms of the release of claims set forth in this Paragraph 2 is, among other things, a specific waiver of the Executive’s rights, claims, and causes of action under Title VII, ADEA, and any federal, state, local or foreign law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.
f.The Executive acknowledges and agrees that the awards listed on Schedule A to the Separation and Release Agreement by and between the Executive and Arrow represent all of the equity-based of the Company owned or held by the Executive as of the execution of this Release. Without limitation of Paragraph 2 above, the Executive hereby releases, remises, acquits, and forever discharges the Company Released Parties to the fullest extent permitted by applicable law of and from any and all rights or claims that any additional payments, benefits or awards, beyond those listed on Schedule A, are or may become owed to the Executive pursuant to the Arrow Electronics, Inc. ___________ Omnibus Incentive Plan (as amended and restated through ___________) and any equity award agreements granted thereunder.
3.Voluntary Execution of General Release.

BY THE EXECUTIVE’S SIGNATURE BELOW, THE EXECUTIVE ACKNOWLEDGES THAT:

a.THE EXECUTIVE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;
b.IF THE EXECUTIVE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE (21) CALENDAR DAYS, THE EXECUTIVE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;

c.THE EXECUTIVE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS AFTER THE EXECUTIVE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH (7th) CALENDAR DAY AFTER THE DAY ON WHICH THE EXECUTIVE SIGNED THIS RELEASE;
d.THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE FOREGOING SEVEN (7) DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED;
e.THIS RELEASE WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE FOREGOING REVOCATION PERIOD REFERRED TO IN PARAGRAPH 3c, AND FOLLOWING SUCH REVOCATION PERIOD THE EXECUTIVE AGREES NOT TO CHALLENGE ITS ENFORCEABILITY;
f.THE EXECUTIVE IS AWARE OF THE EXECUTIVE’S RIGHT TO CONSULT AN ATTORNEY, IS BEING ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;
g.NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THE SEPARATION AGREEMENT AND THIS RELEASE;
h.THE EXECUTIVE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT THE EXECUTIVE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE SEPARATION AGREEMENT, AND WARRANTS AND REPRESENTS THAT THE EXECUTIVE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.
i.THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT EACH OF THE COMPANY-RELEASED PARTIES IS AN INTENDED THIRD-PARTY BENEFICIARY OF THIS RELEASE.

IN WITNESS WHEREOF, the Executive has acknowledged, executed, and delivered this Release as of the date indicated below.

EXECUTIVE:

___________________________________________

Date

EXHIBIT B

Restrictive CovenantS Agreement

THIS RESTRICTIVE COVENANTS AGREEMENT (the “Agreement”) is made as of ___________, (the “Effective Date”) by and between Arrow Electronics Inc. (the “Company”) and ___________ (“Executive”), pursuant to the terms of Executive Severance Policy as in effect on the date hereof (the “Severance Policy”).

WHEREAS, Executive acknowledges and recognizes the highly competitive nature of the business of the Company;

WHEREAS, Executive acknowledges that Executive has been and/or will be provided with access to the Company’s trade secrets and other confidential and proprietary information and will be provided with the opportunity to develop relationships with clients, prospective clients, employees, and other agents of the Company, which, in each case, Executive acknowledges and agrees constitutes valuable assets of the Company;

WHEREAS, in connection with Executive’s execution of the Severance Policy, Executive agrees to be subject to the restrictive covenants as set forth in this Agreement;

NOW. THEREFORE, for good and valuable consideration, including Executive’s rights under the Severance Policy, as of the Effective Date, the parties agree as follows:

1.Restrictive Covenants.

(a)Disclosure of Company Information. During the period of Executive’s employment with the Company (the “Period of Employment”) and for all periods thereafter, Executive will not, directly or indirectly, use, attempt to use, disclose, or otherwise make known Company Information (as defined below) to any person or entity (other than to the Board of Directors of the Company or otherwise in the course of the business of the Company, its subsidiaries or affiliates and except as may be required by applicable law).

(i)“Company Information” shall include all of the Company’s trade secrets (that is, any information that derives independent economic value from not being generally known or readily ascertainable by the public, whether or not written or stored in any medium), including without limitation, the identity, preferences and selling and purchasing tendencies of actual Company suppliers and customers and their respective decision-makers; the Company’s marketing plans, information and/or strategies for the development and growth of the Company’s products, its business and/or its customer base; the terms of the Company’s deals and dealings with its customers and suppliers; information regarding employees, including but not limited to their skills, training, contacts, prospects, and abilities; the Company’s unique sales training techniques and programs; the Company’s costs, prices, technical data, inventory position and data processing and management information systems, programs, and practices; the Company’s inventions, discoveries, processes, formulae, and related data and records; the circumstances relating to Executive’s or others’ separation from the Company; information regarding investigations or disputes; and the Company’s personnel policies and procedures and any other information regarding human resources at the Company obtained in the course of Executive’s employment with the Company.
(ii)“Company Information” does not include: (1) information the Executive obtained through general training, knowledge, skill, or experience, whether gained in the course of the Executive’s employment with the Company or otherwise; (2) information that is readily ascertainable to the public; or (3) information that the Executive otherwise has a right to disclose as legally protected conduct.

(iii)To the extent this section, or any other section of the Agreement, constitutes a “nondisclosure provision” within the meaning of Colo. Rev. Stat. § 24-34-407, it: (1) also applies to the Company, and (2) does not restrain either party from disclosing the underlying facts of any alleged discriminatory or unfair employment practice in certain circumstances, including: (a) disclosure of the existence and terms of a settlement agreement to your immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer; (b) disclosure to any local, state, or federal government agency for any reason, including disclosing the existence and terms of a settlement agreement without first notifying the Company; (c) disclosure in response to legal process, such as a subpoena to testify at deposition or in a court, including disclosing the existence and terms of a settlement agreement, without first notifying the Company; (d) disclosure to third parties as reasonably necessary for the Company’s business operations, such as insurers or auditors, or (e) disclosure for all other purposes as required by law. Disclosure of the underlying facts of any alleged discriminatory or unfair employment practice under this subsection 1.(a)(iii) does not constitute disparagement.
(b)Non-Competition. During the Restricted Period, (as defined below), and in any geographic area in which the Executive had Company-related responsibilities during the Executive’s employment with the Company, the Executive will not, directly or indirectly, engage in or become interested in (whether as an owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise):
(i)the business of two-tier distribution of enterprise IT solutions, distributing electronic parts, components, supplies or systems, system assembly, production, and development of information databases, online engineering tools, and reverse logistics, providing services to industrial and commercial users of electronic components, providing enterprise computing solutions; or
(ii)any of the following entities, including such entities’ affiliates or subsidiaries: Avnet, Inc.; Carahsoft Technology Corp; China Electronic Appliance Corporation; Climb Global Solutions; D&H Distributing; Digikey Electronics; Exclusive Networks Ltd.; Future Electronics; .; Platinum Equity, LLC; Richardson Electronics, Ltd.; Rutronik Elektronische Bauelemente GmbH; S&P Global; ScanSource, Inc.; TD SYNNEX Corporation; TTI, Inc.; WPG Holdings; and WT Microelectronics Co., Ltd. (the “Non-Compete Entities”); or
(iii)any other Competing Business in any geographic area in which the Executive had Company-related responsibilities. “Competing Business” means any business which, directly or indirectly, provides the same or substantially similar products or services as those provided by the organization, business units or groups, or any other business in which the Company engages a as of the Date of Termination (as defined in the Severance Policy), or any other business that is competitive with the principal business or businesses then conducted by the Company, its subsidiaries or affiliates.
(iv)Provided, however, that nothing contained herein shall prevent the Executive from acquiring or owning less than one percent (1%) of the issued and outstanding capital stock or debentures of a corporation whose securities are listed on the New York Stock Exchange, American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System, if such investment is otherwise permitted by the Company’s Human Resource and Conflict of Interest policies.
(v)The “Restricted Period” means a period of time beginning on the effective date of the Executive’s termination of employment with the Company for any reason and ending after twenty-four (24) months for the Chief Executive Officer and eighteen (18) months for other Executive Committee Members.

(vi)In the event that this Section 1 or any provisions herein are deemed invalid, illegal, or unenforceable, the court shall modify such provisions to effect the original intent of the Parties to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If Section 1 or any provisions herein are deemed invalid, illegal, or unenforceable and cannot be reformed, such provisions shall be considered severable, and the remaining provisions will continue in full force and effect.
(c)Non-Solicitation of Business. In order to protect the Company’s trade secrets, defined in Section (1)(a)(i) as Company Information, during the Restricted Period, Executive will not, directly or indirectly, solicit or participate in the solicitation of any business of any type conducted by the Company, its subsidiaries or affiliates, from any person, firm, or other entity which, during the Period of Employment or the Restricted Period, is or was a supplier or customer, or prospective supplier or customer, of the Company, its subsidiaries or affiliates. In the event that this provision is deemed invalid, illegal, or unenforceable, the court shall modify this provision to effect the original intent of the Parties to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If this provision is deemed invalid, illegal, or unenforceable and cannot be reformed, this provision shall be considered severable, and the remaining provisions will continue in full force and effect.
(d)Non-Solicitation of Personnel. In order to protect the Company’s trade secrets, defined in Section (1)(a)(i) as Company Information, during the Restricted Period, Executive will not, directly or indirectly, employ, retain, solicit, or arrange to have any other person, firm, or other entity employ, retain, or solicit, or otherwise participate in the employment, retention, or solicitation of any person who was an employee or consultant of the Company, its subsidiaries or affiliates, at any time during the period of twelve (12) consecutive months immediately preceding such employment or retention. In the event that this provision is deemed invalid, illegal, or unenforceable, the court shall modify this provision to effect the original intent of the Parties to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If this provision is deemed invalid, illegal, or unenforceable and cannot be reformed, this provision shall be considered severable, and the remaining provisions will continue in full force and effect.
(e)Non-Disparagement. Except for disclosures permitted under Section 1.(a)(iii), during the Period of Employment, the Restricted Period, and thereafter, the Executive will not maliciously disparage or defame the Company, any of its subsidiaries or affiliates, or any of their respective officers and directors or any person who was an employee of the Company at any time during the last twelve (12) months of your employment with Company. Such obligation not to disparage includes comments on social media, employee references, or other methods of communication. Executive acknowledges that the Company relies upon this representation in agreeing to enter this Agreement. If the Company disparages Executive to a third party, it will not seek to enforce this section or seek damages against Executive for a violation of this section; however, all other terms of the Agreement will remain enforceable.
(f)Preservation of Business. During the Period of Employment, Executive will use Executive’s best efforts to advance the business and organization of the Company, its subsidiaries and affiliates, to keep available to the Company, its subsidiaries and affiliates, the services of present and future employees and to advance the business relations with its suppliers, distributors, customers and others.

(g)Patents and Copyrights, etc. Executive agrees, without additional compensation, to make available to the Company all knowledge possessed by Executive relating to any methods, developments, inventions, processes, discoveries, or improvements (whether patented, patentable or unpatentable) which concern in any way the business of the Company, its subsidiaries or affiliates, whether acquired by Executive before or during Executive’s Period of Employment. Any methods, developments, inventions, processes, discoveries, or improvements (whether patented, patentable or unpatentable) which Executive conceived of or made, related directly or indirectly to the business or affairs of the Company, its subsidiaries or affiliates, or any part thereof, during the Period of Employment, shall be and remain the property of the Company. Executive agrees promptly to communicate and disclose all such methods, developments, inventions, processes, discoveries, or improvements to the Company and to execute and deliver to it any instruments deemed necessary by the Company to affect the disclosure and assignment thereof to it. Executive also agrees, on request and at the expense of the Company, to execute patent applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of Letters Patent in the United States or any other country and for the assignment to the Company of any patents which may be issued. The Company shall indemnify and hold Executive harmless from any and all costs, expenses, liabilities, or damages sustained by Executive by reason of having made such patent applications or being granted such patents.
(h)Writings and Other Materials. Any writings or other materials written or produced by Executive or under Executive’s supervision (whether alone or with others and whether or not during regular business hours), during the Period of Employment which are related, directly or indirectly, to the business or affairs of the Company, its subsidiaries or affiliates, or are capable of being used therein, and the copyright thereof, common law or statutory, including all renewals and extensions, shall be and remain the property of the Company. Executive agrees promptly to communicate and disclose all such writings or materials to the Company and to execute and deliver to it any instruments deemed necessary by the Company to affect the disclosure and assignment thereof to it. Executive further agrees, on request and at the expense of the Company, to take any and all action deemed necessary by the Company to obtain copyrights or other protections for such writings or other materials or to protect the Company’s right, title and interest therein. The Company shall indemnify, defend, and hold Executive harmless from any and all costs, expenses, liabilities, or damages sustained by Executive by reason of Executive’s compliance with the Company’s request.
(i)Return of Documents. Executive will promptly furnish in writing to the Company, its subsidiaries, or affiliates any information reasonably requested by the Company (including any third-party confirmations) with respect to any activity or interest Executive may have in any business.
(j)Acknowledgment. Executive agrees and acknowledges that the restrictions in this Section 1 are reasonable in scope and duration.

2.Enforcement

(a)Executive acknowledges and agrees that the Restricted Period is reasonable and properly required for the adequate protection of the business and the goodwill of the Company. In the event the Restricted Period is deemed to be unreasonable by any court of competent jurisdiction, Executive agrees to the reduction of the Restricted Period to such period which such court shall deem reasonable. Executive acknowledges that the Company has no adequate remedy at law and will be irreparably harmed if Executive breaches or threatens to breach the provisions of this Agreement, and, therefore, agrees that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of this Agreement, and that the Company shall be entitled to specific performance of the terms of this Agreement in addition to any other legal or equitable remedy it may have. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.
(b)Except as expressly herein provided, nothing contained herein is intended to prevent Executive, at any time after the effective date of Executive’s termination, from either (i) being gainfully employed or (ii) exercising Executive’s skills and abilities, provided in either case the provisions of this Agreement are complied with.

3.Consideration. Executive acknowledges that Executive’s severance entitlements under the Severance Policy between the Company and Executive constitute valid consideration for the promises and commitments made in this Agreement.

4.General Terms

(a)Integration, Governing Law, Choice of Forum. This Agreement shall be construed and governed in all respects according to the laws of the State of Colorado without regard to principles of conflict of laws. Any action for injunctive relief under this Agreement shall be settled exclusively by a state or Federal court located in the State of Colorado. Any other dispute or controversy arising under or in connection with this Agreement or Executive’s employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator in Denver, Colorado in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of the outcome, each party shall pay all of its own costs and expenses, including attorneys’ fees.

(b)Severability. In the event that one or more provisions in this Agreement are deemed invalid, illegal, or unenforceable, the court making such determination shall modify the provisions to effect the original intent of the Parties to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If any such provisions are deemed invalid, illegal, or unenforceable and cannot be reformed, those provisions shall be considered severable, and the remaining provisions will continue in full force and effect.

(c)Non-Assignment. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or Executive without written consent signed by the other party, provided that the Company may assign the Agreement to any successor that continues the business of the Company. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

(d) Headings. The headings in this Agreement are included for the convenience of reference only and shall not affect the interpretation of this Agreement.

(e)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive have acknowledged, executed, and delivered this Agreement as of the date noted below.

Arrow Electronics, INC.

___________________________________________

Date

EXECUTIVE:

___________________________________________

Date

ADDENDUM

Colorado Revised Statutes § 24-34-407

Each Party to this Agreement expressly attests that this Agreement complies with Colorado Revised Statutes § 24-34-407(1).

Agreed, acknowledged, and accepted:

Arrow Electronics, INC.

___________________________________________

Date

EXECUTIVE:

___________________________________________

Date